Exhibit 5.1

Tel-Aviv,

December 28, 2010

D. Medical Industries Ltd.
7 Zabotinsky St.
Moshe Aviv Tower
Ramat-Gan 52520
Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, by D. Medical Industries Ltd., a company organized under the laws of the State of Israel (the “Company”), relating to 813,920 of the Company's ordinary shares, par value NIS 0.32 per share (the "Shares"), underlying options issuable under the Company's 2005 Israeli Share Option Plan (the "Plan").

As Israeli counsel to the Company, we have examined such corporate records, certificates and other documents presented to us by the Company, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

In connection with the authorization, issuance and sale of the Shares pursuant to the Plan, and for purposes of this opinion, we have assumed that all actions, resolutions, documents and other instruments required under the Plan, all related documents and all applicable laws shall be, with regard to future actions, duly and validly taken by the Company and authorized by all relevant persons and entities and shall be duly, validly and timely completed in the manner required both with regard to their adoption procedures and to their contents.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for pursuant to the terms of the Plan, the grants thereunder and all applicable laws, will be legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise the Company of facts, circumstances, events or developments, including, without limitation, in the law, which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

 Very truly yours,

/s/ Yoram L. Cohen, Ashlagi, Eshel
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Yoram L. Cohen, Ashlagi, Eshel, Advocates